Exhibit 23.2

CONSENT OF PRIOR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 16, 2004 (except for paragraph 13 of Note 1 and Note 10, as to which the date is May 27, 2005) accompanying the June 30, 2004 consolidated financial statements included in the Annual Report of Bioenvision, Inc. and Subsidiaries on Form 10-KSB for the year ended June 30, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Bioenvision, Inc. and Subsidiaries on Form S-8 (File No. 333-113094, effective February 25, 2004, and Post Effective Amendment No. 1 to Form S-8 (File No. 333-113094, effective January 6, 2005).


/s/ Grant Thornton LLP
New York, New York
October 12, 2005